EXHIBIT 99.1
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Polo Ralph Lauren names Tracey Travis Chief Financial Officer

NEW YORK--Nov. 19, 2004--Polo Ralph Lauren Corporation (NYSE: RL) today announced Tracey Travis will join the Company as Senior Vice President and Chief Financial Officer effective January 3, 2005. As CFO, Ms. Travis' areas of responsibility will include corporate finance, financial planning and analysis, treasury, tax and corporate compliance. She will report to Roger Farah, President and Chief Operating Officer. Ms. Travis replaces Gerald Chaney, who is leaving the Company to pursue other interests.

Most recently, Ms. Travis held the positions of Senior Vice President Finance of Limited Brands and Chief Financial Officer of Intimate Brands at Limited Brands. Prior to that she was Chief Financial Officer of the Americas Group at American National Can where she was responsible for the accounting, financial planning and analysis and information technology areas. In addition, Ms. Travis has held a variety of key management positions at Pepsi Bottling Group in both operational and financial areas. Ms. Travis began her career as a financial analyst with General Motors working on new product ventures in Asia and Latin America.

"We are pleased that Tracey will be joining our senior team. Her broad-based operational and financial background with world class companies combined with significant domestic and international experience will strengthen our organizational capability as we continue to grow our business globally," said Mr. Farah, adding, "On behalf of the entire Company, I want to thank Gerry for his participation in advancing the company's operating strengths and our strong balance sheet. All of us here wish him the very best."

Polo Ralph Lauren Corporation is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 35 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include "Polo", "Polo by Ralph Lauren", "Ralph Lauren Purple Label", "Polo Sport", "Ralph Lauren", "Blue Label", "Lauren by Ralph Lauren", "Rugby", "Polo Jeans Co.", "RL", "Chaps", and "Club Monaco" among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.polo.com.

CONTACT: For Polo Ralph Lauren Corporation
Media Contact:
Nancy Murray, 212-813-7862
or
Investor Contact:
Denise Gillen, 212-318-7516
SOURCE: Polo Ralph Lauren Corporation